EXHIBIT 11

                              MERCHANTS GROUP, INC.

                         Computation of Income Per Share
                      (in thousands except per share data)

                                                          Three Months       Six Months
                                                          Ended June 30,    Ended June 30,
                                                          1996     1997     1996     1997
                                                         ---------------   ---------------
Net income for computing earnings per common
    share - without dilution and fully diluted           $2,065   $1,059   $1,804   $1,540
                                                         ======   ======   ======   ======
Weighted average number of common shares
    outstanding - without dilution                        3,200    2,999    3,207    3,013
Addition from assumed exercise as of the beginning of
    the period, of common stock options outstanding as
    of the end of the period, reduced by the number of
    shares assumed to have been repurchased by the
    company with the proceeds from exercise, at the
    average market value per share during the period         12        9       12        9
                                                         ------   ------   ------   ------
Weighted average number of common shares and
     common share equivalents outstanding, primary
    and fully diluted                                     3,212    3,008    3,219    3,022
                                                         ======   ======   ======   ======

Primary and fully diluted earnings per share             $  .64   $  .35   $  .56   $  .51
                                                         ======   ======   ======   ======







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